Exhibit 16.1


Securities and Exchange Commission
Mail Stop 9-5
450 5th St., N.W.
Washington, DC 20549

We have read Item 4 of Form 8-K of American Commerce Solutions, Inc. as filed with the Securities and Exchange Commission on June 19, 2002, and agree with statements (a), (c), and (d). We have no basis to agree with (b) or (e).

/s/ Bella, Hermida, Gillman, Hancock & Mueller

Plant City, Florida
June 18, 2002